EXHIBIT 21

Name	State or other Jurisdiction of Incorporation
RFMD, LLC	North Carolina
RFMD Infrastructure Product Group, Inc.	North Carolina
RFMD WPAN, Inc.	Delaware
RF Micro Devices Export, Inc.	Barbados
RF Micro Devices International, Inc.	North Carolina
RF Micro Devices UK Ltd	United Kingdom
RFMD (UK) Limited	United Kingdom
RF Micro Devices (Holland) B.V.	The Netherlands
RF Micro Devices (Taiwan) B.V.	The Netherlands
RF Micro Devices, Svenska AB	Sweden
RF Micro Devices (Denmark) ApS	Denmark
RF Micro Devices (Finland) Oy	Finland
RF Micro Devices (Korea) YH	Korea
RF Micro Devices (Canada) ULC	Canada
RF Micro Devices (Beijing) Co. Ltd.	People’s Republic of China
RFMD (Shanghai) Technology Company, Ltd.	People’s Republic of China
RF Micro Devices (Hong Kong) Pvt. Limited	Hong Kong
Xemod Incorporated	California
Olin Acquisition Corporation	Delaware
Micro Linear International	Delaware
ISG Broadband, Inc.	California
Sirenza Microdevices (Canada) Inc.	Canada
Premier Devices — A Sirenza Company	California
Premier Devices German Holding GmbH	Germany
Premier Devices (Shanghai) Co., Ltd.	Shanghai
RFMD Germany GmbH	Germany
Radio Frequency Micro Devices (India) Private Limited	India
All of the above listed entities are 100% directly or indirectly owned by RF Micro Devices, Inc., and their results of operations are included in the consolidated financial statements.